Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $44.4 MILLION
Solid Fundamentals Offset by Elevated Provision

Rockland, Massachusetts (April 17, 2025) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2025 first quarter net income of $44.4 million, or $1.04 per diluted share, as compared to 2024 fourth quarter net income of $50.0 million, or $1.18 per diluted share. The decline was primarily driven by a higher loan loss provision. These financial results include pre-tax merger-related costs of $1.2 million and $1.9 million for the first quarter of 2025 and fourth quarter of 2024, respectively, associated with the Company’s pending acquisition of Enterprise Bancorp, Inc. (“Enterprise”) and its subsidiary, Enterprise Bank. Excluding merger-related costs and the related tax effects, 2025 first quarter operating net income was $45.3 million, or $1.06 per diluted share, compared to $51.4 million, or $1.21 per diluted share for the 2024 fourth quarter. Please refer to Appendix B for a reconciliation of Non-GAAP earnings metrics.

FINANCIAL HIGHLIGHTS

•The Company generated a return on average assets and a return on average common equity of 0.93% and 5.94%, respectively, for the first quarter of 2025, as compared to 1.02% and 6.64%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and a return on average common equity of 0.94% and 6.05%, respectively, for the first quarter of 2025, as compared to 1.05% and 6.82%, respectively, for the prior quarter. Please refer to Appendix B for a reconciliation of Non-GAAP earnings metrics.

•The Company’s net interest margin of 3.42% increased 9 basis points compared to the prior quarter, and the core margin of 3.37% increased 6 basis points. Please refer to Appendix C for additional information regarding net interest margin and Non-GAAP reconciliation of core margin.

•Deposit balances of $15.7 billion at March 31, 2025 increased $370.0 million, or 2.4% (9.8% annualized), from the fourth quarter of 2024.

•Loan balances of $14.5 billion remained consistent with the prior quarter.

•The Company raised $300 million of subordinated debt in March 2025.

•Tangible book value of $47.81 per share at March 31, 2025 grew by $0.85 from the prior quarter. Please refer to Appendix A for a reconciliation of Non-GAAP balance sheet metrics.

•The Company increased its quarterly dividend by 4% in the first quarter of 2025.

CEO STATEMENT

“Despite the growing uncertainty in the overall economic environment, our results reflect positive activity in our core fundamentals,” said Jeffrey Tengel, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “We continue to have success in balancing our commercial loan originations, deposits grew nicely, our margin expanded, we kept expenses well maintained, and we increased our dividend for the 15th consecutive year. In addition, we remain on track with our integration efforts related to the pending acquisition of Enterprise.”

BALANCE SHEET

Total assets of $19.9 billion at March 31, 2025 increased $514.6 million, or 2.7% (10.8% annualized), compared to the prior quarter, primarily due to increased cash balances associated with the March 2025 subordinated debt raise of $300 million.

Total loans of $14.5 billion at March 31, 2025 remained consistent with prior quarter levels:

•On the commercial side, robust growth within the commercial and industrial portfolio of $62.8 million, or 2.1% (8.4% annualized), was offset by decreases in the combined commercial real estate and construction categories.

•The small business portfolio also continued its steady growth, rising by $7.4 million, or 2.6% (10.6% annualized), during the first quarter.

•On the consumer side, the total loan portfolio grew slightly by $4.6 million, or 0.1% from the prior quarter, as modest growth in residential real estate and home equity products was partially offset by decreases in other consumer loans.

Total deposits grew by $370.0 million, or 2.4% (9.8% annualized), to $15.7 billion at March 31, 2025, as compared to December 31, 2024, while average deposit balances for the first quarter remained consistent with the prior quarter at $15.5 billion:

•Robust growth driven by increases in non-maturity consumer, business and municipal categories, partially offset by a decline in higher cost time deposits.

•Overall core deposits increased to 82.7% of total deposits at March 31, 2025, as compared to 81.7% at December 31, 2024.

•Total noninterest bearing demand deposits represented 28.1% of total deposits at March 31, 2025, compared to 28.7% at December 31, 2024.

•The total cost of deposits for the first quarter of 1.56% decreased 9 basis points compared to the prior quarter.

Total period end borrowings increased by $158.5 million, or 22.6%, during the first quarter of 2025:

•On March 25, 2025, the Company completed an issuance of $300 million in subordinated notes. The fixed-to-floating rate notes, which are due in 2035 and callable in whole or in part in 2030, will bear interest at a fixed rate of 7.25% per year through April 1, 2030. Thereafter, the notes will bear interest at a floating rate through maturity, or the date of earlier redemption.

•Federal Home Loan Bank (“FHLB”) borrowings decreased $138.0 million compared to December 31, 2024, reflecting paydowns on short-term and overnight FHLB borrowings of $100.0 million and $38.0 million, respectively.

The Company’s securities portfolio remained at $2.7 billion for the first quarter of 2025:

•New purchases of $70.8 million and unrealized gains of $21.3 million in the available for sale portfolio were offset by maturities, calls, and paydowns in the combined available for sale and held to maturity portfolios during the quarter.

•Total securities represented 13.7% and 14.0% of total assets at March 31, 2025 and December 31, 2024, respectively.

Stockholders’ equity at March 31, 2025 increased $40.3 million, or 1.3%, compared to December 31, 2024, driven by strong earnings retention and unrealized gains on the available for sale investment securities portfolio included in other comprehensive income:

•The Company’s ratio of common equity to assets of 15.25% at March 31, 2025 represented a decrease of 20 basis points from December 31, 2024.

•The Company’s ratio of tangible common equity to tangible assets of 10.78% at March 31, 2025 represented a decrease of 8 basis points from the prior quarter and an increase of 51 basis points from the year ago period. Please refer to Appendix A for a detailed reconciliation of Non-GAAP balance sheet metrics.

•The Company’s book value per share increased by $0.76, or 1.1%, to $71.19 at March 31, 2025 as compared to the prior quarter.

•The Company’s tangible book value per share at March 31, 2025 grew by $0.85, or 1.8%, from the prior quarter to $47.81, and grew by 7.8% from the year ago period. Please refer to Appendix A for a reconciliation of Non-GAAP balance sheet metrics.

NET INTEREST INCOME

Net interest income for the first quarter of 2025 increased to $145.5 million, as compared to $144.7 million for the prior quarter.

•The net interest margin of 3.42% increased 9 basis points when compared to the prior quarter, and the core margin of 3.37% increased 6 basis points, driven primarily by decreased funding costs, partially offset by slightly lower loan yields. Please refer to Appendix C for additional information regarding the net interest margin and Non-GAAP reconciliation of core margin.

•Total loan yields decreased slightly to 5.49%, reflecting a full quarter’s impact of previous rate cuts, offset by cash flow repricing benefit and increased income from loan payoffs and purchase accounting accretion. Securities yields increased 11 basis points to 2.25% for the current quarter, reflecting the benefit of cash flow repricing.

•The Company’s overall cost of funding decreased by 10 basis points to 1.67% for the first quarter of 2025, fueled primarily by lower deposit costs.

NONINTEREST INCOME

Noninterest income of $32.5 million for the first quarter of 2025 represented a decrease of $348,000, or 1.1%, as compared to the prior quarter. Significant changes in noninterest income for the first quarter of 2025 compared to the prior quarter included the following:

•Interchange and ATM fees decreased by $258,000, or 5.3%, driven by seasonally lower transaction volumes.

•Overall investment and advisory income increased by $437,000, or 4.1%, driven by higher asset based revenue and other fee income. Total assets under administration increased by $63.6 million, or 0.9%, during the quarter to $7.1 billion at March 31, 2025.

•Mortgage banking income decreased $314,000, or 29.8%, due to lower origination volume.
•The Company received proceeds on life insurance policies resulting in a gain of $194,000 for the fourth quarter of 2024, while no such gains were recognized during the first quarter of 2025.

•Loan level derivative income rose by $603,000, or 137.4%, reflecting volatility in customer demand.

NONINTEREST EXPENSE

Noninterest expense of $105.9 million for the first quarter of 2025 represented a decrease of $544,000, or 0.5%, as compared to the prior quarter. Significant changes in noninterest expense for the first quarter of 2025 compared to the prior quarter included the following:

•Salaries and employee benefits increased by $2.7 million, or 4.6%, driven primarily by a seasonal increase in payroll taxes of $1.5 million, as well as outsized interest rate-driven valuation fluctuations on the Company’s split-dollar bank-owned life insurance policies, which resulted in a $824,000 increase compared to the prior quarter.

•Occupancy and equipment expenses increased by $460,000, or 3.4%, driven by increases in snow removal and utilities costs, partially offset by a decrease in lease termination costs of approximately $550,000 that were recorded during the fourth quarter of 2024 related to the exit of an inactive branch location.

•FDIC assessment increased $400,000, or 15.5%, driven by a rise in the Company’s quarterly assessment charge and timing differences.

•The Company incurred merger and acquisition expenses of $1.2 million in the first quarter of 2025 and $1.9 million in the fourth quarter of 2024. All such costs were related to the Company’s pending acquisition of Enterprise.
•Other noninterest expense decreased by $3.5 million, or 12.9%, driven primarily by decreases in consulting fees of $1.2 million, reduced check losses $885,000, unrealized losses on equity securities of $764,000, and card issuance costs of $469,000.

The Company’s tax rate for the first quarter of 2025 increased to 22.29%, as compared to 20.49% for the prior quarter, due primarily to the purchase of additional certificated tax credits during the fourth quarter of 2024, as well as the release of $1.2 million in uncertain tax positions during the prior quarter.

ASSET QUALITY

During the first quarter, the Company’s key asset quality activity and metrics were as follows:

•Net charge-offs increased to $40.9 million, as compared to $1.2 million for the prior quarter, representing 1.14% and 0.03%, respectively, of average loans annualized. The 2025 first quarter charge-offs were primarily attributable to three previously classified commercial loans, two of which had been reserved for in prior periods.

•The first quarter provision for credit losses increased to $15.0 million, as compared to $7.5 million for the prior quarter, driven by the elevated charge-off activity and additional specific reserves.

•Nonperforming loans decreased to $89.5 million at March 31, 2025, as compared to $101.5 million at December 31, 2024, representing 0.62% and 0.70% of total loans, respectively.

•Delinquencies as a percentage of total loans decreased 13 basis points from the prior quarter to 0.47% at March 31, 2025.

•Total classified and criticized commercial loans decreased by $68.6 million, or 14.1% , during the quarter to $417.7 million at March 31, 2025, as compared to $486.3 million at December 31, 2024.

•The allowance for credit losses on total loans decreased to $144.1 million at March 31, 2025 compared to $170.0 million at December 31, 2024, and represented 0.99% and 1.17% of total loans, at March 31, 2025 and December 31, 2024, respectively.

CONFERENCE CALL INFORMATION

Jeffrey Tengel, Chief Executive Officer, and Mark Ruggiero, Chief Financial Officer and Executive Vice President of Consumer Lending, will host a conference call to discuss first quarter earnings at 5:30 p.m. Eastern Time on Thursday, April 17, 2025. Internet access to the call is available on the Company’s website at https://INDB.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 6859369 and will be available through April 24, 2025. Additionally, a webcast replay will be available on the Company’s website until April 17, 2026.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts and Worcester County as well as commercial banking and investment management offices in Massachusetts and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. The Bank also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;
•events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposits and significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;
•the effects to the Company of an increasingly competitive labor market, including the possibility that the Company will have to devote significant resources to attract and retain qualified personnel;
•the political and policy uncertainties associated with the new U.S. presidential administration, changes in U.S. and international trade policies, such as tariffs or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;

•the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, whether caused by geopolitical concerns, including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas and the possible expansion of such conflicts;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company's business caused by adverse weather conditions and natural disasters, changes in climate, public health crises or other external events and any actions taken by governmental authorities in response to any such events;
•adverse changes or volatility in the local real estate market;
•changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;
•failure to consummate or a delay in consummating the acquisition of Enterprise, including as a result of any failure to obtain the necessary regulatory approvals or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all;
•risks related to the company’s pending acquisition of Enterprise and acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of goodwill and/or other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated;
•the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, including as a result of intensified regulatory scrutiny in the aftermath of regional bank failures and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;
•increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence;
•electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;
•the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business; and
•any unexpected material adverse changes in the Company’s operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release and the appendices attached to it contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information may include operating net income and operating earnings per share (“EPS”), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, core net interest margin (“core margin”), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity, exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as significant purchase accounting adjustments or other adjustments such as nonaccrual interest reversals/recoveries and prepayment penalties. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and identifiable intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by “tangible assets,” defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Jeffrey Tengel
President and Chief Executive Officer
(781) 982-6144

Mark J. Ruggiero
Chief Financial Officer and
Executive Vice President of Consumer Lending
(781) 982-6281

Investor Relations:
Gerry Cronin
Director of Investor Relations
(774) 363-9872
Gerard.Cronin@rocklandtrust.com

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2025	December 31 2024	March 31 2024	Mar 2025 vs.	Mar 2025 vs.
				Dec 2024	Mar 2024
Assets
Cash and due from banks	$214,616	$187,849	$165,331	14.25%	29.81%
Interest-earning deposits with banks	502,228	32,041	55,985	nm	797.08%
Securities
Trading	4,816	4,245	4,759	13.45%	1.20%
Equities	21,250	21,204	22,858	0.22%	(7.03)%
Available for sale	1,283,767	1,250,944	1,272,831	2.62%	0.86%
Held to maturity	1,409,959	1,434,956	1,545,267	(1.74)%	(8.76)%
Total securities	2,719,792	2,711,349	2,845,715	0.31%	(4.43)%
Loans held for sale	8,524	7,271	11,340	17.23%	(24.83)%
Loans
Commercial and industrial	3,110,432	3,047,671	2,953,620	2.06%	5.31%
Commercial real estate	6,651,475	6,756,708	6,735,257	(1.56)%	(1.24)%
Commercial construction	796,162	782,078	828,900	1.80%	(3.95)%
Small business	289,148	281,781	261,690	2.61%	10.49%
Total commercial	10,847,217	10,868,238	10,779,467	(0.19)%	0.63%
Residential real estate	2,465,731	2,460,600	2,420,705	0.21%	1.86%
Home equity - first position	484,384	490,115	507,356	(1.17)%	(4.53)%
Home equity - subordinate positions	659,582	650,053	593,230	1.47%	11.18%
Total consumer real estate	3,609,697	3,600,768	3,521,291	0.25%	2.51%
Other consumer	35,055	39,372	29,836	(10.96)%	17.49%
Total loans	14,491,969	14,508,378	14,330,594	(0.11)%	1.13%
Less: allowance for credit losses	(144,092)	(169,984)	(146,948)	(15.23)%	(1.94)%
Net loans	14,347,877	14,338,394	14,183,646	0.07%	1.16%
Federal Home Loan Bank stock	25,804	31,573	46,304	(18.27)%	(44.27)%
Bank premises and equipment, net	190,007	193,320	192,563	(1.71)%	(1.33)%
Goodwill	985,072	985,072	985,072	—%	—%
Other intangible assets	10,941	12,284	16,626	(10.93)%	(34.19)%
Cash surrender value of life insurance policies	306,077	303,965	298,352	0.69%	2.59%
Other assets	577,271	570,447	523,679	1.20%	10.23%
Total assets	$19,888,209	$19,373,565	$19,324,613	2.66%	2.92%
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing demand deposits	$4,409,878	$4,390,703	$4,469,820	0.44%	(1.34)%
Savings and interest checking	5,279,549	5,207,548	5,196,195	1.38%	1.60%
Money market	3,277,078	2,960,381	2,944,221	10.70%	11.31%
Time certificates of deposit	2,709,512	2,747,346	2,432,985	(1.38)%	11.37%
Total deposits	15,676,017	15,305,978	15,043,221	2.42%	4.21%
Borrowings
Federal Home Loan Bank borrowings	500,506	638,514	962,535	(21.61)%	(48.00)%
Junior subordinated debentures, net	62,861	62,860	62,858	—%	—%
Subordinated debentures, net	296,507	—	—	100.00%	100.00%
Total borrowings	859,874	701,374	1,025,393	22.60%	(16.14)%
Total deposits and borrowings	16,535,891	16,007,352	16,068,614	3.30%	2.91%
Other liabilities	318,926	373,093	371,791	(14.52)%	(14.22)%
Total liabilities	16,854,817	16,380,445	16,440,405	2.90%	2.52%
Stockholders’ equity
Common stock	424	423	422	0.24%	0.47%
Additional paid in capital	1,911,162	1,909,980	1,902,063	0.06%	0.48%

Retained earnings	1,192,008	1,172,724	1,101,061	1.64%	8.26%
Accumulated other comprehensive loss, net of tax	(70,202)	(90,007)	(119,338)	(22.00)%	(41.17)%
Total stockholders' equity	3,033,392	2,993,120	2,884,208	1.35%	5.17%
Total liabilities and stockholders’ equity	$19,888,209	$19,373,565	$19,324,613	2.66%	2.92%
nm = not meaningful

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2025	December 31 2024	March 31 2024	Mar 2025 vs.	Mar 2025 vs.
				Dec 2024	Mar 2024
Interest income
Interest on federal funds sold and short-term investments	$1,438	$3,154	$483	(54.41)%	197.72%
Interest and dividends on securities	15,297	14,807	14,232	3.31%	7.48%
Interest and fees on loans	195,093	198,177	193,226	(1.56)%	0.97%
Interest on loans held for sale	92	182	104	(49.45)%	(11.54)%
Total interest income	211,920	216,320	208,045	(2.03)%	1.86%
Interest expense
Interest on deposits	59,436	64,188	54,320	(7.40)%	9.42%
Interest on borrowings	6,979	7,471	16,286	(6.59)%	(57.15)%
Total interest expense	66,415	71,659	70,606	(7.32)%	(5.94)%
Net interest income	145,505	144,661	137,439	0.58%	5.87%
Provision for credit losses	15,000	7,500	5,000	100.00%	200.00%
Net interest income after provision for credit losses	130,505	137,161	132,439	(4.85)%	(1.46)%
Noninterest income
Deposit account fees	7,053	7,116	6,228	(0.89)%	13.25%
Interchange and ATM fees	4,622	4,880	4,452	(5.29)%	3.82%
Investment management and advisory	11,220	10,783	9,941	4.05%	12.87%
Mortgage banking income	741	1,055	796	(29.76)%	(6.91)%
Increase in cash surrender value of life insurance policies	2,065	2,152	1,928	(4.04)%	7.11%
Gain on life insurance benefits	—	194	263	(100.00)%	(100.00)%
Loan level derivative income	1,042	439	80	137.36%	1,202.50%
Other noninterest income	5,796	5,572	6,255	4.02%	(7.34)%
Total noninterest income	32,539	32,191	29,943	1.08%	8.67%
Noninterest expenses
Salaries and employee benefits	61,931	59,209	57,174	4.60%	8.32%
Occupancy and equipment expenses	13,859	13,399	13,467	3.43%	2.91%
Data processing and facilities management	2,642	2,559	2,483	3.24%	6.40%
FDIC assessment	2,988	2,588	2,982	15.46%	0.20%
Merger and acquisition expense	1,155	1,902	—	(39.27)%	100.00%
Other noninterest expenses	23,303	26,765	23,781	(12.93)%	(2.01)%
Total noninterest expenses	105,878	106,422	99,887	(0.51)%	6.00%
Income before income taxes	57,166	62,930	62,495	(9.16)%	(8.53)%
Provision for income taxes	12,742	12,897	14,725	(1.20)%	(13.47)%
Net Income	$44,424	$50,033	$47,770	(11.21)%	(7.00)%

Weighted average common shares (basic)	42,550,274	42,494,409	42,553,714
Common share equivalents	22,353	20,432	12,876
Weighted average common shares (diluted)	42,572,627	42,514,841	42,566,590

Basic earnings per share	$1.04	$1.18	$1.12	(11.86)%	(7.14)%
Diluted earnings per share	$1.04	$1.18	$1.12	(11.86)%	(7.14)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$44,424	$50,033	$47,770
Noninterest expense components
Add - merger and acquisition expenses	1,155	1,902	—
Noncore increases to income before taxes	1,155	1,902	—
Net tax benefit associated with noncore items (1)	(325)	(535)	—
Noncore increases to net income	830	1,367	—
Operating net income (Non-GAAP)	$45,254	$51,400	$47,770	(11.96)%	(5.27)%

Diluted earnings per share, on an operating basis (Non-GAAP)	$1.06	$1.21	$1.12	(12.40)%	(5.36)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.42%	3.33%	3.23%
Return on average assets (calculated by dividing net income by average assets) (GAAP)	0.93%	1.02%	1.00%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	0.94%	1.05%	1.00%
Return on average common equity (calculated by dividing net income by average common equity) (GAAP)	5.94%	6.64%	6.63%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	6.05%	6.82%	6.63%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	8.85%	9.96%	10.15%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	9.01%	10.23%	10.15%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	18.28%	18.20%	17.89%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	18.28%	18.20%	17.89%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	59.47%	60.18%	59.68%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	58.82%	59.10%	59.68%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2025	December 31 2024	March 31 2024
Nonperforming loans
Commercial & industrial loans	$9,683	$14,152	$17,747
Commercial real estate loans	65,840	74,343	24,106
Small business loans	156	302	316
Residential real estate loans	10,966	10,243	9,947
Home equity	2,840	2,479	4,805
Other consumer	8	10	20
Total nonperforming loans	89,493	101,529	56,941
Other real estate owned	—	—	110
Total nonperforming assets	$89,493	$101,529	$57,051

Nonperforming loans/gross loans	0.62%	0.70%	0.40%
Nonperforming assets/total assets	0.45%	0.52%	0.30%
Allowance for credit losses/nonperforming loans	161.01%	167.42%	258.07%
Allowance for credit losses/total loans	0.99%	1.17%	1.03%
Delinquent loans/total loans	0.47%	0.60%	0.52%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2025	December 31 2024	March 31 2024

Nonperforming assets beginning balance	$101,529	$104,358	$54,493
New to nonperforming	41,777	5,065	19,258
Loans charged-off	(41,400)	(1,652)	(881)
Loans paid-off	(10,932)	(4,975)	(6,982)
Loans restored to performing status	(1,356)	(1,234)	(8,855)
Sale of other real estate owned	—	(110)	—
Other	(125)	77	18
Nonperforming assets ending balance	$89,493	$101,529	$57,051

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2025	December 31 2024	March 31 2024
Net charge-offs (recoveries)
Commercial and industrial loans	$53	$8	$(85)
Commercial real estate loans	39,996	—	—
Small business loans	99	317	70
Home equity	78	283	(133)
Other consumer	666	604	422
Total net charge-offs	$40,892	$1,212	$274

Net charge-offs to average loans (annualized)	1.14%	0.03%	0.01%

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2025	December 31 2024	March 31 2024
Gross loans/total deposits	92.45%	94.79%	95.26%
Common equity tier 1 capital ratio (1)	14.52%	14.65%	14.16%
Tier 1 leverage capital ratio (1)	11.43%	11.32%	10.95%
Common equity to assets ratio GAAP	15.25%	15.45%	14.92%
Tangible common equity to tangible assets ratio (2)	10.78%	10.86%	10.27%
Book value per share GAAP	$71.19	$70.43	$67.94
Tangible book value per share (2)	$47.81	$46.96	$44.34
(1) Estimated number for March 31, 2025.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$141,410	$1,438	4.12%	$270,603	$3,154	4.64%	$50,583	$483	3.84%
Securities
Securities - trading	4,513	—	—%	4,366	—	—%	4,779	—	—%
Securities - taxable investments	2,747,039	15,296	2.26%	2,743,469	14,805	2.15%	2,867,460	14,231	2.00%
Securities - nontaxable investments (1)	195	1	2.08%	195	2	4.08%	190	2	4.23%
Total securities	$2,751,747	$15,297	2.25%	$2,748,030	$14,807	2.14%	$2,872,429	$14,233	1.99%
Loans held for sale	6,396	92	5.83%	12,882	182	5.62%	7,095	104	5.90%
Loans
Commercial and industrial (1)	3,045,816	47,283	6.30%	2,974,746	45,449	6.08%	2,949,499	44,618	6.08%
Commercial real estate (1)	6,719,504	84,919	5.13%	6,745,244	88,630	5.23%	6,721,292	85,065	5.09%
Commercial construction	785,312	13,167	6.80%	777,094	13,805	7.07%	842,480	15,421	7.36%
Small business	290,245	4,778	6.68%	275,934	4,583	6.61%	257,022	4,160	6.51%
Total commercial	10,840,877	150,147	5.62%	10,773,018	152,467	5.63%	10,770,293	149,264	5.57%
Residential real estate	2,464,464	27,716	4.56%	2,446,478	27,325	4.44%	2,418,617	26,083	4.34%
Home equity	1,140,190	17,774	6.32%	1,134,521	18,901	6.63%	1,094,856	18,444	6.78%
Total consumer real estate	3,604,654	45,490	5.12%	3,580,999	46,226	5.14%	3,513,473	44,527	5.10%
Other consumer	38,618	593	6.23%	37,960	663	6.95%	30,669	609	7.99%
Total loans	$14,484,149	$196,230	5.49%	$14,391,977	$199,356	5.51%	$14,314,435	$194,400	5.46%
Total interest-earning assets	$17,383,702	$213,057	4.97%	$17,423,492	$217,499	4.97%	$17,244,542	$209,220	4.88%
Cash and due from banks	197,536			181,566			177,506
Federal Home Loan Bank stock	27,646			29,944			47,203
Other assets	1,852,073			1,801,204			1,809,640
Total assets	$19,460,957			$19,436,206			$19,278,891
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$5,222,353	$16,162	1.26%	$5,181,107	$17,171	1.32%	$5,165,866	$14,856	1.16%
Money market	3,178,879	17,710	2.26%	3,012,556	17,612	2.33%	2,844,014	15,991	2.26%
Time deposits	2,723,975	25,564	3.81%	2,779,704	29,405	4.21%	2,297,219	23,473	4.11%
Total interest-bearing deposits	$11,125,207	$59,436	2.17%	$10,973,367	$64,188	2.33%	$10,307,099	$54,320	2.12%
Borrowings
Federal Home Loan Bank borrowings	547,713	5,566	4.12%	601,842	6,396	4.23%	1,185,296	14,631	4.96%
Junior subordinated debentures	62,860	974	6.28%	62,860	1,075	6.80%	62,858	1,147	7.34%
Subordinated debentures	23,070	439	7.72%	—	—	—%	40,651	508	5.03%
Total borrowings	$633,643	$6,979	4.47%	$664,702	$7,471	4.47%	$1,288,805	$16,286	5.08%
Total interest-bearing liabilities	$11,758,850	$66,415	2.29%	$11,638,069	$71,659	2.45%	$11,595,904	$70,606	2.45%
Noninterest-bearing demand deposits	4,345,631			4,481,669			4,439,107
Other liabilities	323,728			319,220			347,573
Total liabilities	$16,428,209			$16,438,958			$16,382,584
Stockholders’ equity	3,032,748			2,997,248			2,896,307

Total liabilities and stockholders’ equity	$19,460,957			$19,436,206			$19,278,891

Net interest income		$146,642			$145,840			$138,614

Interest rate spread (2)			2.68%			2.52%			2.43%

Net interest margin (3)			3.42%			3.33%			3.23%

Supplemental Information
Total deposits, including demand deposits	$15,470,838	$59,436		$15,455,036	$64,188		$14,746,206	$54,320
Cost of total deposits			1.56%			1.65%			1.48%
Total funding liabilities, including demand deposits	$16,104,481	$66,415		$16,119,738	$71,659		$16,035,011	$70,606
Cost of total funding liabilities			1.67%			1.77%			1.77%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $1.1 million for the three months ended March 31, 2025, and $1.2 million for the three months ended December 31, 2024, and March 31, 2024, respectively, determined by applying the Company’s marginal tax rates in effect during each respective quarter.

(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company’s tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	March 31 2025	December 31 2024	March 31 2024
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders’ equity (GAAP)	$3,033,392	$2,993,120	$2,884,208	(a)
Less: Goodwill and other intangibles	996,013	997,356	1,001,698
Tangible common equity (Non-GAAP)	$2,037,379	$1,995,764	$1,882,510	(b)
Tangible assets
Assets (GAAP)	$19,888,209	$19,373,565	$19,324,613	(c)
Less: Goodwill and other intangibles	996,013	997,356	1,001,698
Tangible assets (Non-GAAP)	$18,892,196	$18,376,209	$18,322,915	(d)

Common Shares	42,610,271	42,500,611	42,452,457	(e)

Common equity to assets ratio (GAAP)	15.25%	15.45%	14.92%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	10.78%	10.86%	10.27%	(b/d)
Book value per share (GAAP)	$71.19	$70.43	$67.94	(a/e)
Tangible book value per share (Non-GAAP)	$47.81	$46.96	$44.34	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated and the average assets used to calculate return on average assets and operating return on average assets:

(Unaudited, dollars in thousands)	Three Months Ended
	March 31 2025	December 31 2024	March 31 2024
Net interest income (GAAP)	$145,505	$144,661	$137,439

Noninterest income (GAAP)	$32,539	$32,191	$29,943

Total revenue (GAAP)	$178,044	$176,852	$167,382

Noninterest expense (GAAP)	$105,878	$106,422	$99,887
Less:
Merger and acquisition expense	1,155	1,902	—
Noninterest expense on an operating basis (Non-GAAP)	$104,723	$104,520	$99,887

Average assets	$19,460,957	$19,436,206	$19,278,891

Average common equity (GAAP)	$3,032,748	$2,997,248	$2,896,307
Less: Average goodwill and other intangibles	996,762	998,004	1,002,506
Tangible average tangible common equity (Non-GAAP)	$2,035,986	$1,999,244	$1,893,801

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)
Net income (GAAP)	$44,424	$50,033	$47,770
Noninterest expense components
Add - merger and acquisition expenses	1,155	1,902	—
Noncore increases to income before taxes	1,155	1,902	—
Net tax benefit associated with noncore items (1)	(325)	(535)	—
Noncore increases to net income	830	1,367	—
Operating net income (Non-GAAP)	$45,254	$51,400	$47,770

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Ratios
Return on average assets (GAAP) (calculated by dividing net income by average assets)	0.93%	1.02%	1.00%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	0.94%	1.05%	1.00%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	5.94%	6.64%	6.63%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	6.05%	6.82%	6.63%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	8.85%	9.96%	10.15%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized net operating net income by average tangible common equity)	9.01%	10.23%	10.15%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by total revenue)	18.28%	18.20%	17.89%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by total revenue)	18.28%	18.20%	17.89%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	59.47%	60.18%	59.68%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	58.82%	59.10%	59.68%

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2025			December 31, 2024
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
Reported total interest earning assets	$17,383,702	$146,642	3.42%	$17,423,492	$145,840	3.33%
Acquisition fair value marks:
Loan accretion		(410)	(0.01)%		(179)	—%

Nonaccrual interest, net		(1,689)	(0.04)%		(1,068)	(0.02)%

Other noncore adjustments	(2,670)	(222)	—%	(3,083)	(54)	—%

Core margin (Non-GAAP)	$17,381,032	$144,321	3.37%	$17,420,409	$144,539	3.31%